EXHIBIT 99.1


                            RULE 10b5-1 TRADING PLAN


         This Trading Plan dated November 9, 2006 (the "Trading Plan") is entered into between HANSON CAPITAL PARTNERS, LLC ("Seller") and BESSEMER TRUST COMPANY OF FLORIDA ("Bessemer"), acting as agent, for the purpose of establishing a trading plan that complies with Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         WHEREAS, Seller has opened investment management account no. 9D3Q13 with Bessemer, which account holds, among other assets, common stock, par value $0.50 per share (the "Stock"), of WINNEBAGO INDUSTRIES, INC. ("Issuer"); and

         WHEREAS, Seller desires that Bessemer be granted the authority, under certain circumstances more particularly described in the Trading Plan, to sell the Stock, and Bessemer desires to exercise such authority.

         NOW THEREFORE, in consideration of the promises and obligations of Seller and Bessemer hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Bessemer agree as follows:

         1. SPECIFIC PLAN OF SALE. Bessemer agrees to effect sales of Stock on behalf of Seller in accordance with the specific instructions set forth in Exhibit A (the "Sales Instructions").

         2. FEES/COMMISSIONS. Seller shall pay customary brokerage fees in connection with the sales of the Stock, such amounts to be deducted from the proceeds of sales under this Trading Plan. Bessemer will select broker-dealers to execute transactions under this Trading Plan. In making broker-dealer selections, Bessemer will not be obligated to seek in advance competitive bidding for the most favorable commission rate or to select any broker-dealer on the basis of its commission rate. Accordingly, broker-dealers selected may charge commission rates in excess of the amounts another broker-dealer would have charged for effecting transactions when Bessemer has determined in good faith that the broker-dealer's commission rates generally are reasonable in relation to the value of the brokerage and/or research it provides.

         3. SELLER'S REPRESENTATIONS AND WARRANTIES. As of the date hereof, Seller represents and warrants that:

                  (a) Seller is not aware of any material nonpublic information concerning Issuer or any securities of Issuer;

                  (b) Seller is entering into this Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;


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                  (c) Seller is not subject to any legal, regulatory or
         contractual restriction or undertaking that would prevent Bessemer from conducting sales in accordance with this Trading Plan;

                  (d) This Trading Plan is consistent with Issuer's insider trading policy;

                  (e) Seller has informed Issuer of this Trading Plan, has furnished Issuer with a copy of this Trading Plan and has been informed by Issuer that this Trading Plan is consistent with the Issuer's insider trading policy;

                  (f) Seller is not currently party to, and within the 60 days preceding the date hereof, has not been party to, an agreement with another Financial Institution entered into for the purpose of establishing a trading plan that complies with Rule 10b5-1;

                  (g) the Stock to be sold under this Trading Plan is owned free and clear by Seller and is not subject to any liens, security interests or other encumbrances or limitations on dispositions;

                  (h) to the extent that any Stock is eligible for sale under Rule 144 or Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), that Stock is not subject to any liens, security interests or other encumbrances or limitations on disposition, other than those imposed by Rule 144 or Rule 145; and

                  (i) Seller has had an opportunity to consult with Seller's own advisors as to the legal (including this Trading Plan's compliance with Rule 10b5-1 and applicable state law), tax, business, financial, accounting and related aspects of this Trading Plan, including potential application of Section 16(b) of the Exchange Act to any transaction (whether or not under this Trading Plan) engaged in by Seller or on Seller's behalf. Seller has not relied upon Bessemer or any person affiliated with Bessemer in connection with Seller's adoption or implementation of this Trading Plan, and Seller acknowledges that Seller has not received or relied on any representations from Bessemer concerning this Trading Plan's compliance with Rule 10b5-1.

                  4.  AGREEMENTS BY SELLER.

                  (a) INVESTMENT MANAGEMENT ACCOUNT. Seller agrees that it will maintain Bessemer investment management account no. 9D3Q13 during the effectiveness of this Trading Plan and agrees to comply with the terms and conditions of the Investment Management Agreement under which the account was established.

                  (b) DELIVERY OF STOCK.

                  (i) Seller agrees to execute such documents as are necessary to cause the delivery of all shares of Stock to be sold pursuant to this Trading Plan (with the amount to be agreed upon by Seller and Bessemer, if the Sale Amount is designated as an aggregate dollar amount) (the "Plan Shares") into an account at Bessemer in the name of and for the benefit of Seller (the "Plan Account") prior to the commencement of any sales under this Trading Plan. Upon notification from Bessemer, if any, that the number of shares of Stock in the Plan Account is less than the number of Plan Shares that Bessemer estimates remain to be sold pursuant to this Trading Plan, Seller agrees to execute such documents that are necessary to cause the delivery promptly to the Plan Account of the number of shares of Stock specified by Bessemer as necessary to eliminate this shortfall.

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                  (ii) Seller agrees that its failure to make effective delivery of shares of Stock shall relieve Bessemer of its obligations under this Trading Plan.

                  (c) HEDGING TRANSACTIONS. While this Trading Plan is in effect, Seller agrees to comply with the prohibition set forth in Rule 10b5-1(c)(1)(C) against entering into or altering a corresponding or hedging transaction or position with respect to the Stock.

                  (d) NOTICE TO BESSEMER. Seller agrees to notify Bessemer to terminate sales, as appropriate, as soon as practicable upon the occurrence of any of the events contemplated in paragraph 7(c).

                  (e) COMMUNICATIONS. Seller agrees that it shall not, directly or indirectly, communicate any material nonpublic information relating to the Stock or Issuer to any employee of Bessemer.

                  (f) CERTAIN REQUIRED EXCHANGE ACT FILINGS. Seller agrees to make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Seller.

                  (g) COMPLIANCE WITH APPLICABLE LAWS. Seller agrees to comply with all applicable laws, including, without limitation, Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

                  (h) NO INFLUENCE. Seller acknowledges and agrees that Seller does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of Stock pursuant to this Trading Plan following the execution thereof.

                  (i) STOCK NON-MARGINABLE. The Stock is not marginable and may not be used by Seller as collateral for any purpose.

                  (j) DISCRETION. Seller acknowledges and agrees that Bessemer and its affiliates and any of their respective officers, employees or other representatives shall exercise discretionary authority or discretionary control in connection with effecting sales under this Trading Plan, subject to the Sales Instructions under this Trading Plan and the express provisions of this Trading Plan.

                  (k) ACKNOWLEDGMENT OF RELIEF FROM OBLIGATION TO EFFECT SALES. Seller acknowledges and agrees that Bessemer shall be relieved of its obligation to sell Stock as otherwise required by paragraph 1 above at any time when:

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                  (i) Bessemer has determined that (A) a material adverse change in the financial markets, in the market activity in the stock of Issuer or in the internal systems of Bessemer or one of its affiliates, an outbreak or escalation of hostilities or other crisis or calamity has occurred (in each case, the effect of which is such as to make it, in the sole judgment of Bessemer, impracticable for Bessemer to sell Stock); or (B) a trading suspension with respect to the STOCK by the Securities and Exchange Commission or the New York Stock Exchange ("NYSE"), a delisting of the Stock by the NYSE, or a banking moratorium has occurred;

                  (ii) Bessemer determines, in its sole discretion, that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Seller or Seller's affiliates; or

                  (iii) This Trading Plan is terminated in accordance with paragraph 7 below.

                  (l) Seller further acknowledges and agrees that if Bessemer cannot effect a sale as required by paragraph 1 above for any of the reasons set forth in paragraph 4(k) above, Bessemer shall effect such sale as promptly as practical after the cessation or termination of such cause, subject to the restrictions set forth in paragraph 1 of Exhibit A.

         5. PRO RATA ALLOCATION OF SALES. Seller agrees and acknowledges that Bessemer shall allocate the proceeds of all Stock actually sold on a particular day pursuant to all Rule 10b5-1 Trading Plans concerning Issuer's securities that Bessemer manages (including this Trading Plan) pro rata among all such Trading Plans, based on the ratio of (x) the Stock to be sold that day under each such Trading Plan to (y) the sum of the proceeds of all Stock to be sold that day under all such Trading Plans.

         6. RULE 144 AND RULE 145. With respect to sales of Stock subject to Rule 144 or Rule 145, Seller and Bessemer agree to comply with the following provisions.

         (a)      Agreements by Seller Regarding Rule 144 and Rule 145.

         (i) Seller agrees not to take, and agrees to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to Rule 144(a)(2) or (e) not to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144 or Rule 145.

         (ii) Seller agrees to complete, execute and deliver to Bessemer Forms 144 for sales to be effected under the Trading Plan at such times and in such numbers as Bessemer shall request. Seller hereby grants Bessemer a power of attorney to complete and file on behalf of Seller any required Forms 144.

         (iii) Seller agrees to complete, execute and deliver to Bessemer Rule 144 Letters (substantially in the form attached hereto as Exhibit C) for sales to be effected under the Trading Plan at such times and in such numbers as Bessemer shall request.

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         (b) Agreements by Bessemer Regarding Rule 144, Rule 145 and Section
13(d).

         (i) Bessemer agrees to conduct all sales pursuant to the Trading Plan in accordance with the manner of sale requirement of Rule 144 and/or Rule 145. Bessemer shall not effect any sales that it knows would exceed the then-applicable volume limitation under Rule 144 or Rule 145.

         (ii) Bessemer agrees to file such Forms 144 furnished by Seller pursuant to paragraph 6(a)(ii) above on behalf of Seller as required by applicable law. Bessemer shall make one Form 144 filing at the beginning of each three-month period, commencing upon the first Sale Day under the Trading Plan.

         (iii) Bessemer agrees to submit such Rule 144 Letters furnished by Seller pursuant to paragraph 6(a)(iii) above on behalf of Seller as required by Issuer's transfer agent.

         (iv) Bessemer agrees to notify the Issuer as soon as practicable following a sale of Stock under the Trading Plan, but in no event later than the first business day after such sale, so that the appropriate filings can be made on Seller's behalf. Notice may be made via e-mail to Raymond M. Beebe (rbeebe@winnebagoind.com) (facsimile no. 641-585-6806) and William M. Libit (libit@chapman.com) (facsimile no. 312-516-3981) and must include the trade date, the number of shares sold and the sale price(s).

         7. EFFECTIVENESS AND TERMINATION. This Trading Plan is effective as of the date first written above and will terminate on the earliest to occur of the following (the "Plan Sales Period"):

                  (a) On June 30, 2007;

                  (b) the date that the aggregate number of shares of Stock sold pursuant to this Trading Plan reaches the Plan Shares amount;

                  (c) promptly after the date on which Bessemer receives notice from Seller of the termination of this Trading Plan; PROVIDED, HOWEVER, that such notice shall be accompanied by a certification from Seller that Seller has notified Issuer in writing of such termination; or

                  (d) upon the determination by Bessemer, or promptly after the determination by Seller and notice to Bessemer (either of which determinations must be reasonable), that this Trading Plan does not comply with Rule 10b5-1.

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         8.    INDEMNIFICATION; LIMITATION OF LIABILITY.

         (a)   INDEMNIFICATION.

         (i) Seller agrees to indemnify and hold harmless Bessemer and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to Bessemer's actions taken or not taken in compliance with this Trading Plan, arising out of or attributable to any breach by Seller of this Trading Plan (including Seller's representations and warranties hereunder), and any violation by Seller of applicable laws or regulations. This indemnification shall survive termination of this Trading Plan.

         (ii) Bessemer agrees to indemnify and hold harmless Seller from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to the gross negligence or willful misconduct of Bessemer in connection with this Trading Plan.

         (b)   LIMITATION OF LIABILITY.

         (i) Notwithstanding any other provision hereof, Bessemer shall not be liable to Seller, and Seller shall not be liable to Bessemer, for: (A) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or (B) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including, but not limited to, failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as "acts of God."

         (ii) Notwithstanding any other provision hereof, Bessemer shall not be liable to Seller for (A) the exercise of discretionary authority or discretionary control under this Trading Plan, if any, or (B) any failure to effect a sale required by paragraph 1, except for failures to effect sales as a result of the gross negligence or willful misconduct of Bessemer.

         9. AGREEMENT TO ARBITRATE. Any dispute between Seller and Bessemer arising out of, relating to or in connection with this Trading Plan or any transaction relating to this Trading Plan shall be determined only by arbitration administered by Judicial Arbitration and Mediation Service in accordance with its Comprehensive Arbitration Rules and Procedures.

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         10.   NOTICES.

         (a) All notices to Bessemer under this Trading Plan shall be provided to David Lauver, Principal at Bessemer in the manner specified by this Trading Plan by telephone at (561) 655-4030, by facsimile at (561) 655-4699 or by certified mail to the address below:

                 Bessemer Trust Company of Florida
                 222 Royal Palm Way
                 Palm Beach, Florida  33480

         (b) All notices to Seller under this Trading Plan shall be given to John V. Hanson on behalf of Hanson Capital Partners, LLC in the manner specified by this Trading Plan by telephone at 772-225-9095, by facsimile at 772-225-5431 or by certified mail to the address below:

                 Hanson Capital Partners, L.L.C.
                 c/o John V. Hanson
                 7019 S.E. Harbor Circle
                 Stuart, FL  34996-1023

         11. AMENDMENTS AND MODIFICATIONS. This Trading Plan may be amended by Seller only upon the written consent of Bessemer and receipt by Bessemer of the following documents, each dated as of the date of such amendment:

         (a) a certificate signed by Seller, certifying that the representations and warranties of Seller contained in this Trading Plan are true at and as of the date of such certificate as if made at and as of such date; and

         (b) an issuer certificate completed by Issuer substantially in the form of Exhibit B hereto.

         12. ASSIGNMENT. Seller's rights and obligations under this Trading Plan may not be assigned or delegated without the written permission of Bessemer.

         13. INCONSISTENCY WITH LAW. If any provision of this Trading Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Trading Plan will continue and remain in full force and effect.

         14. GOVERNING LAW. This Trading Plan shall be governed by and construed in accordance with the internal laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

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         15.   ENTIRE AGREEMENT. This Trading Plan, including Exhibits, and the
Investment Management Agreement referred to in paragraph 4(a) above, constitute the entire agreement between the parties with respect to this Trading Plan and supercede any prior agreements or understandings with regard to this Trading Plan.

         16. COUNTERPARTS. This Trading Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         NOTICE: THIS AGREEMENT CONTAINS A PREDISPUTE ARBITRATION CLAUSE IN PARAGRAPH 9.

         IN WITNESS WHEREOF, the undersigned have signed this Trading Plan as of the date first written above.

                                       HANSON CAPITAL PARTNERS, LLC


                                       By:    /s/ Mary Joan Boman
                                              ------------------------------
                                              Mary Joan Boman


                                       By:    /s/ John V. Hanson
                                              ------------------------------
                                              John V. Hanson


                                       By:    /s/ Paul D. Hanson
                                              ------------------------------
                                              Paul D. Hanson


                                       BESSEMER TRUST COMPANY OF FLORIDA


                                       By:    /s/ W. David Dary
                                              ------------------------------
                                              Name:  W. David Dary
                                              Title: Principal



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                                    EXHIBIT A

  THIS EXHIBIT A MAY NOT BE AMENDED EXCEPT IN ACCORDANCE WITH THE TRADING PLAN.

                              SPECIFIC INSTRUCTIONS

1. Bessemer shall enter a Sell Order for such number of shares of stock ("Sale Amount") for the account of Seller on each specified Sale Day (as defined below) at the specified Sale Price (as defined below) as Bessemer shall in its discretion determine, subject to the following restriction: In no event shall Bessemer sell any shares of Stock pursuant to the Trading Plan prior to November 14, 2006.

2. A "Sale Day" shall be any day during the Plan Sales Period that the limit price specified in Paragraph 4 below is met; PROVIDED, HOWEVER, that if any Sale Day is not a Trading Day, such Sale Day shall be deemed to fall on the next succeeding Trading Day within the Plan Sales Period.

3. Bessemer shall effect sales of a maximum of 500,000 shares of Stock under the Trading Plan. Subject to the foregoing limitation and the minimum Sale Price set forth below, Bessemer shall have full discretion to effect sales of the Stock over such period, in such volumes and at such prices as Bessemer shall determine.

4. The "Sale Price" shall be the market price per share of Stock on the Sale Day, provided that such market price is not less than $33.00 per share.

5. Seller acknowledges that sales of Plan Shares may be effected by Bessemer at lower average prices than the highest price that may be available during the Plan Sales Period and that Bessemer shall not be obligated to obtain the best average price in any period so long as sales are effected at or above the minimum Sale Price set forth in paragraph 4, as such minimum price may be adjusted in accordance with paragraph 6. Seller further acknowledges that Bessemer may not make sales in any given period, notwithstanding the market price for the stock having met or exceeded the relevant market price threshold set forth above at one or more times during such period.

6. The maximum number of shares of Stock that may be sold under paragraph 3 and the Sale Price shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to Issuer that occurs while the Trading Plan is in effect.

7. The term "Stock" as used in the Trading Plan shall include any class or series of common stock of Issuer into which the Stock shall be converted whether pursuant to a reclassification, reorganization, reincorporation or similar event.

8. A "Trading Day" is any day during the Plan Sales Period that the NYSE (the "Principal U.S. Market") is open for business and the Stock trades in a regular way on the principal U.S. market; PROVIDED, HOWEVER, that a "Trading Day" shall mean only that day's regular trading session of the Principal U.S. Market and shall not include any extended-hours or after-hours trading sessions that the Principal U.S. Market may allow.

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9.   Bessemer may sell Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise.

10. Bessemer may, in its sole discretion, elect to act as principal in executing sales under the Trading Plan.








































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                                    EXHIBIT B

                               ISSUER CERTIFICATE

1. Winnebago Industries Inc. ("Issuer") certifies that it has approved, and retained a copy of, the Trading Plan dated November 9, 2006 (the "Trading Plan") between Hanson Capital Partners, LLC("Seller") and Bessemer Trust Company of Florida ("Bessemer") relating to the common stock, par value $0.50 per share, of Issuer (the "Stock").

2. The Trading Plan is consistent with Issuer's insider trading policies, and, to the best of Issuer's knowledge, there are no legal, contractual or regulatory restrictions imposed by Issuer applicable to Seller or Seller's affiliates as of the date of this representation that would prohibit either Seller from entering into the Trading Plan or any sale pursuant to the Trading Plan.

3. To avoid delays in connection with transfers of stock certificates and settlement of transactions under the Trading Plan, and in acknowledgment of Bessemer's agreement in paragraph 6(b) of the Trading Plan that sales of Stock under the Trading Plan will be effected in compliance with Rule 144, Issuer agrees that it will, promptly upon Seller's directing delivery of Stock into an account at Bessemer in the name of and for the benefit of Seller, instruct its transfer agent to process the transfer of shares and issue a new certificate to Seller that does not bear any legend or statement restricting its transferability to a buyer.


Dated:   November   , 2006



By:___________________________
Name:
Title:








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                                    EXHIBIT C

                                 RULE 144 LETTER


Date



[Broker to be used]

Ladies and Gentlemen:

      In connection with the proposed sale by me of _______ shares (the "Shares") of common stock of ______________________. (the "Securities") through [Broker] Inc. and pursuant to Rule 144 of the Securities Act of 1933, I hereby represent to you that:

1. I have not made and will not make, any payment in connection with the execution of the above or to any persons other than [Broker] Inc.

2. I have not solicited or arranged for the solicitation of and will not solicit or arrange for the solicitation of orders to buy the Securities in anticipation of or in connection with this transaction.

3.   During the three months prior to the date of this letter, a total of zero
(0) Shares of the Company have been sold by me and any person whose sales must be aggregated with mine as provided in paragraphs (a) and (e) of Rule 144.

4. At the time of the sale of the Shares which I have instructed [Broker] Inc. to sell for my account, together with the Shares mentioned in paragraph 3 above, the aggregate amount of Shares sold during the preceding three (3) months will not exceed the greater of (i) 1% of outstanding Securities as shown by the most recent report or statement published by the Issuer or (ii) the average weekly volume of trading in the Securities reported on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of Form 144, or if no such Form 144 is required to be filed, the date of the receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker as defined in Section 39(a)(38) of the Securities Exchange Act of 1934, or (iii) the average weekly volume of trading in the Securities reported through the consolidated transaction reporting system contemplated by Rule 11Aa3-1 under the Securities Exchange Act of 1934 during the four-week period specified in clause (ii) above.

5. I warrant that I have beneficially owned these securities for a period of at least one (1) year as computed in accordance with paragraph (d) of Rule 144.

6. I am aware that payment of the proceeds of the sale is subject to the Shares being transferred and delivered free of restriction into the name of [Broker] Inc. and that transfer of the Shares may be delayed as the certificates bear a restrictive legend.


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7.   I herewith deliver to you an executed copy of Form 144, three executed copies of which were transmitted to the Securities and Exchange Commission and if the Securities are admitted to trading on any national securities exchange, I will transmit one executed copy of such notice to the principal exchange on which such securities are admitted to trading.

         I am familiar with Rule 144 under the Securities Act of 1933, as amended, and agree that you may rely on the above statements in executing the order referred to above.



                                           Very truly yours,



                                           _________________________






























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